EXHIBIT 23.5
CONSENT OF INDEPENDENT AUDIT FIRM
Board of Directors
Grubb & Ellis Apartment REIT, Inc. (formerly NNN Apartment REIT, Inc.)
We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement (No. 333-130945) on Form S-11 of our reports, the first of which is dated October 17, 2007, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for Baypoint Resort Apartments; the second of which is dated January 7, 2008, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for The Myrtles at Olde Towne; the third of which is dated January 7, 2008, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for The Heights at Olde Towne; and the fourth of which is dated April 9, 2008, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2007, for Arboleda Apartments, all included herein. We further consent to the reference to us under the headings "Experts" in the prospectus.

/s/ KMJ CORBIN & COMPANY LLP
KMJ CORBIN & COMPANY LLP

Irvine, California
April 23, 2008